                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                     INTERNATIONAL TECHNOLOGY CORPORATION
- - --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                     INTERNATIONAL TECHNOLOGY CORPORATION
- - --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the contrary pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________
- - --------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:_________________________________________________

    (2) Form, Schedule or Registration Statement No.:___________________________

    (3) Filing Party:___________________________________________________________

    (4) Date Filed:_____________________________________________________________

Notes:

                                      [LOGO OF IT]

                      INTERNATIONAL TECHNOLOGY CORPORATION
                           23456 HAWTHORNE BOULEVARD
                           TORRANCE, CALIFORNIA 90505

                                                                  August 5, 1994

Dear Stockholder:

  You are cordially invited to attend the 1994 Annual Meeting of Stockholders of International Technology Corporation, which will be held on Thursday, September 1, 1994, at 9:00 a.m. Pacific Daylight time, at the Sheraton Grande Hotel, located at 333 South Figueroa Street, Los Angeles, California.

  At the Annual Meeting, stockholders will be asked to elect four directors as described in the accompanying Proxy Statement. In addition, we will present a current report on the operations and activities of the Company. At the meeting, management will also be pleased to answer your questions about International Technology Corporation and its subsidiaries.

  We hope you will be able to participate in person. However, whether or not you expect to attend, we urge you to sign, date and return your enclosed proxy card so that your shares will be represented. We look forward to seeing you on Thursday, September 1, 1994.


/s/ Ralph S. Cunningham                   /s/ Robert B. Sheh

RALPH S. CUNNINGHAM                       ROBERT B. SHEH
Chairman of the Board of Directors        President and Chief Executive
                                           Officer


                                                 [LOGO of Recycled Paper]

                      INTERNATIONAL TECHNOLOGY CORPORATION
                           23456 HAWTHORNE BOULEVARD
                           TORRANCE, CALIFORNIA 90505

                 NOTICE OF 1994 ANNUAL MEETING OF STOCKHOLDERS

  The 1994 Annual Meeting of Stockholders of International Technology Corporation (the "Company") will be held at the Sheraton Grande Hotel, located at 333 South Figueroa Street, Los Angeles, California, on Thursday, September 1, 1994, at 9:00 a.m. Pacific Daylight time, for the following purposes:

  1. To elect three directors to hold office until the 1997 Annual Meeting of Stockholders and until their successors are elected and qualified;

  2. To elect one director to hold office until the 1996 Annual Meeting of Stockholders and until his successor is elected and qualified; and

  3.To transact such other business as may properly come before the Annual Meeting.

  Holders of record of the Company's Common Stock at the close of business on July 12, 1994 are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be open to examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, from August 22, 1994 until September 1, 1994 at the Company's executive offices located at 23456 Hawthorne Boulevard, Torrance, California.

  Each stockholder is requested to sign and date the enclosed proxy card and to return it without delay in the enclosed postage-paid envelope. Any stockholder present at the Annual Meeting may withdraw the proxy and vote personally on each matter brought before the Annual Meeting.

                                          By Order of the Board of Directors,



                                          ERIC SCHWARTZ
                                          Secretary

August 5, 1994
Torrance, California

                      INTERNATIONAL TECHNOLOGY CORPORATION
                           23456 HAWTHORNE BOULEVARD
                           TORRANCE, CALIFORNIA 90505

                               ----------------

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS
                               SEPTEMBER 1, 1994

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of International Technology Corporation, a Delaware corporation (the "Company"), for use at the 1994 Annual Meeting of Stockholders of the Company (the "Annual Meeting") to be held at 9:00 a.m. Pacific Daylight time, on Thursday, September 1, 1994, at the Sheraton Grande Hotel, 333 South Figueroa Street, Los Angeles, California, and at any adjournment or postponement thereof. It is anticipated that this Proxy Statement, together with the proxy and the 1994 Annual Report to Stockholders, will first be mailed to the Company's stockholders on or about August 5, 1994.

                             VOTING AT THE MEETING

  The close of business on July 12, 1994 has been fixed as the record date for determination of holders of the Company's Common Stock, $1.00 par value (the "Common Stock"), entitled to notice of and to vote at the Annual Meeting. On that date, there were outstanding and entitled to vote 35,532,861 shares of Common Stock. The presence, either in person or by proxy, of persons entitled to cast a majority of such votes constitutes a quorum for the transaction of business at the Annual Meeting.

  Stockholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting, subject to cumulative voting rights in the election of directors (see "Election of Directors"). With regard to the election of directors, votes may be cast in favor or withheld. Votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals other than the election of directors. Abstentions and broker non-votes on returned proxies are counted as shares present in the determination of whether the shares of stock represented at the Annual Meeting constitute a quorum. Each is tabulated separately. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

  A person giving the enclosed proxy has the power to revoke it at any time before it is exercised by (i) attending the Annual Meeting and voting in person, (ii) duly executing and delivering a proxy for the Annual Meeting bearing a later date, or (iii) delivering written notice of revocation to the Secretary of the Company prior to use of the enclosed proxy at the Annual Meeting.

                         BENEFICIAL OWNERSHIP OF SHARES

  The following table sets forth information as of June 30, 1994 with respect to beneficial ownership of (i) the Company's Common Stock and (ii) the Company's Depositary Shares (the "Depositary Shares"), each representing 1/100 of a share of 7% Cumulative Convertible Exchangeable Preferred Stock, par value $100.00 per share (the "Preferred Stock"), by each person known by the Company to be the beneficial owner of 5% or more of the outstanding Common Stock or Depositary Shares and as of June 30, 1994 with respect to beneficial ownership of the Company's Common Stock and Depositary Shares by (i) each director and nominee, (ii) the named officers listed in the Summary Compensation Table (the "Named Officers"), and (iii) all directors and persons serving as executive officers as a group.

                          AMOUNT AND NATURE                    AMOUNT AND NATURE
                            OF BENEFICIAL   PERCENT OF COMMON    OF BENEFICIAL       PERCENT OF
                            OWNERSHIP OF    STOCK BENEFICIALLY   OWNERSHIP OF    DEPOSITARY SHARES
NAME AND ADDRESS(1)        COMMON STOCK(2)       OWNED(3)      DEPOSITARY SHARES BENEFICIALLY OWNED
- - -------------------       ----------------- ------------------ ----------------- ------------------
Dimensional Fund
 Advisors Inc.(4).......      1,787,300            5.03%                --               --
Mathers and Company,
 Inc.(5)................      3,703,000           10.42                 --               --
The TCW Group, Inc.(6)..      1,042,374(7)         2.85             243,500             10.1%
Wisconsin Investment
 Board(8)...............      3,302,200            9.29                 --               --
Donald S. Burns.........         20,000              *                  --               --
Ralph S. Cunningham.....         50,500              *                  --               --
Robert W. Davis.........         49,565(7)           *                1,300               *
Robert R. Dockson.......         72,500              *                  --               --
Michael N. Hammes.......         21,061(7)           *                2,000               *
John H. Hutchison.......      1,463,235            4.11                 --               --
Murray H. Hutchison.....      1,251,690(9)         3.50                 --               --
W. Scott Martin.........         35,000(10)          *                  --               --
James C. McGill.........         94,952(11)          *                  --               --
Robert B. Sheh..........        137,600              *                  --               --
Jack O. Vance...........         33,050              *                  --               --
Anthony J. DeLuca.......         76,600              *                  --               --
Larry M. Hart...........            --               *                  --               --
James R. Mahoney........         58,000              *                  --               --
Eric Schwartz...........         18,000              *                  --               --
All directors and execu-
 tive officers as a
 group (17 persons).....      3,411,774            9.40%              3,300               *

- - --------
   *Less than 1%
(1) The address for each of Messrs. Burns, Cunningham, Davis, Dockson, Hammes,
    J. Hutchison,M. Hutchison, McGill, Sheh, Vance, DeLuca, Hart, Mahoney, Martin and Schwartz is 23456 Hawthorne Boulevard, Torrance, California 90505.

 (2) The number of shares of the Company's Common Stock beneficially owned includes shares of the Company's Common Stock in which the persons set forth in the table have either investment or voting power. The number of shares beneficially owned also includes shares that the following individuals have the right to acquire within sixty days of June 30, 1994 upon exercise of stock options in the following amounts: (i) 27,500 shares as to Mr. J. Hutchison, (ii) 194,810 shares as to Mr. M. Hutchison, (iii) 20,000 shares as to Mr. Burns, (iv) 47,500 shares as to Dr. Cunningham, (v) 40,000 shares as to Mr. Davis,(vi) 47,500 shares as to Dr. Dockson, (vii) 12,500 shares as to Mr. Hammes, (viii) 30,000 shares as to Mr. McGill, (ix) 32,500 shares as to Mr. Vance, (x) 137,500 shares as to Mr. Sheh, (xi) 76,500 shares as to Mr. DeLuca, (xii) 46,750 shares as to Mr. Mahoney and
     (xiii) 18,000 shares as to Mr. Schwartz.
 (3) For the purposes of determining the percentage of outstanding Common Stock held by each person or group set forth on the table, the number of shares is divided by the sum of the number of outstanding shares of the Common Stock on June 30, 1994 plus (i) the number of shares of Common Stock subject to options exercisable currently or within 60 days of June 30, 1994 by such person or group, and/or (ii) shares of the Company's Common Stock into which persons who hold Depositary Shares may convert the Preferred Stock represented by such Depositary Shares, in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended.
 (4) Such information is derived solely from a Form 13G dated February 9, 1994 filed by such beneficial owner with the Securities and Exchange
     Commission. The address of Dimensional Fund Advisors Inc. set forth in its Form 13G is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. The Form 13G filed by Dimensional Fund Advisors Inc. also reports that of the 1,787,300 shares of the Company's Common Stock it beneficially owns, it has sole voting power over 1,518,400 shares and that persons who are officers of Dimensional Fund Advisors Inc. who also serve as officers of DFA Investment Dimensions Group Inc., (the "Fund") and The Investment
     Trust Company (the "Trust"), each an open-end management investment company registered under the Investment Company Act of 1940, vote in their capacities as officers of the Fund and the Trust, 184,000 additional shares which are owned by the Fund and 84,900 shares which are owned by the Trust.
 (5) Such information is derived solely from a Form 13G dated January 26, 1994 filed by such beneficial owner with the Securities and Exchange Commission on behalf of Mathers & Company, Inc., Mathers Fund, Inc. and Mr. Henry G. Van der Eb, Jr. The address of Mathers and Company, Inc. and the other filers as set forth in their Form 13G is 100 Corporate North, Suite 201, Bannockburn, Illinois 60015.
 (6) Such information is derived solely from a Form 13G dated February 6, 1994 filed by such beneficial owners with the Securities and Exchange Commission. The address of the TCW Group, Inc. set forth in its Form 13G is 865 South Figueroa Street, Los Angeles, California 90017.
 (7) The number of shares of the Company's Common Stock beneficially owned includes shares of the Company's Common Stock into which the following persons who hold Depositary Shares may convert the Preferred Stock represented by such Depositary Shares: (i) 1,042,374 shares as to The TCW Group, Inc. (ii) 5,565 shares as to Mr. Davis and (iii) 8,561 as to Mr. Hammes. The shares of Preferred Stock represented by the Depositary Shares currently are convertible into Common Stock at a ratio of 428.08 shares of Common Stock for each share of Preferred Stock (or 4.2808 shares of Common Stock for each Depositary Share). Such ratio is subject to adjustment under certain circumstances.
 (8) Such information is derived solely from a Form 13G filed by such beneficial owner with the Securities and Exchange Commission dated
     February 8, 1994. The address of the Wisconsin Investment Board set forth in its Form 13G is P. O. Box 7842, Madison, Wisconsin 53707.
 (9) Includes 918 shares held by Mr. M. Hutchison as custodian for his children.
(10) Includes 5,000 shares owned by Martcon, Inc., a company owned by Mr. Martin. Mr. Martin disclaims beneficial ownership of such shares.
(11) Includes 4,000 shares owned by Mr. McGill's wife as to which Mr. McGill has no voting or dispositive power and 5,000 shares owned by McGill Resources, Inc., a company owned by Mr. McGill. Mr. McGill disclaims beneficial ownership of all such shares.

                             ELECTION OF DIRECTORS

  The directors of the Company serve for three-year terms which are staggered to provide for the election of approximately one-third of the Board members each year. A total of four directors will be elected at the Annual Meeting. Three directors will be elected at the Annual Meeting to serve until the 1997 Annual Meeting and until their successors are elected and qualified and, in order to comply with the provisions of the Company's Certificate of Incorporation, the Board of Directors has nominated one person to be elected into the class of directors whose term will expire at the 1996 Annual Meeting in order to have a more nearly equal number of directors in each class.

  Stockholders are entitled to cumulate voting rights in the election of directors. Under cumulative voting, each stockholder is entitled to a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock the stockholder is entitled to vote. Such votes may be cast for one nominee or distributed among two or more candidates. The candidates for election receiving the highest number of affirmative votes of the shares entitled to vote for them up to the number of directors to be elected by those shares will be elected.

  No stockholder shall be entitled to cumulate votes for a candidate unless such candidate's name has been placed in nomination prior to the voting. If any person other than the nominees set forth in the following table is nominated for election as a director, the persons named in the accompanying proxy may vote at their discretion cumulatively for less than all the nominees set forth on the following page. Consequently, in voting by proxy, a stockholder is conferring upon the proxyholders the discretionary authority to cumulate votes in electing directors.

  Under the Company's Bylaws, in order to be effective, nominations for election as a director must be submitted to the Secretary of the Company not later than sixty days in advance of the Annual Meeting or, if later, the fifteenth day following the first public disclosure of the date of the Annual Meeting. Any such notice of nomination must set forth: (i) the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of Common Stock of the Company entitled to vote at the Annual Meeting and intends to appear in person or by proxy at the Annual Meeting and nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the rules and regulations of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (v) the consent of each nominee to serve as director of the Company if so elected. In addition, a stockholder making such a nomination must promptly provide any other information reasonably requested by the Company.

  The names of the nominees for election as directors who have been recommended to the Board of Directors by the Nominating Committee of the Board and the present directors whose terms of office do not expire in 1994 or who are retiring at the conclusion of the Annual Meeting are set forth in the following table. The Company has no reason to believe that any nominee for election will not be able to serve his prescribed term. Should any nominee become unavailable to serve, the proxies solicited hereby may be voted for election of such other person as shall be nominated by the Board of Directors.

                                                                    DIRECTOR OF
                                                            TERM TO THE COMPANY
             NAME               AGE        POSITION         EXPIRE     SINCE
             ----               --- ----------------------- ------- -----------
NOMINEES FOR TERMS EXPIRING IN
 1997:
Ralph S. Cunningham(1)(2)(3)..   53 Director and Chairman    1997      1981
                                    of the Board of
                                    Directors
Donald S. Burns(3)............   69 Director                 1997      1989
Robert B. Sheh................   55 Director, President and  1997      1992
                                    Chief Executive Officer
NOMINEE FOR TERM EXPIRING IN
 1996:
W. Scott Martin...............   44 Director Nominee         1996       --
DIRECTORS WHOSE TERMS EXPIRE
AFTER 1994 OR WHO ARE
RETIRING:
Robert W. Davis(2)(3)(5)......   70 Director                 1994      1989
Murray H. Hutchison(4)........   55 Director                 1995      1972
Robert R. Dockson(1)(2)(3)(5).   76 Director                 1995      1979
Jack O. Vance(1)(2)...........   69 Director                 1995      1987
Michael N. Hammes(1)(2).......   50 Director                 1995      1991
John H. Hutchison(4)..........   60 Director                 1996      1972
James C. McGill(3)............   50 Director                 1996      1990

- - --------
(1) Member of Nominating Committee.
(2) Member of Compensation Committee.
(3) Member of Audit Committee.
(4) Murray H. Hutchison and John H. Hutchison are brothers.
(5) Mr. Davis' term expires at the 1994 Annual Meeting. Messrs. Dockson and Davis will retire from the Board of Directors effective as of the end of the 1994 Annual Meeting.

BACKGROUND OF THE NOMINEES AND DIRECTORS

  Mr. Burns has been Chairman, President and Chief Executive Officer of Prestige Holdings, Ltd., a property management and business consulting firm, since 1978. Mr. Burns serves on the Board of Directors of ESI Corporation and International Rectifier Corporation.

  Dr. Cunningham has served as the Company's Chairman of the Board of Directors since May 5, 1994. Such position is a non-officer, non-employee position. He currently serves as the Vice Chairman of the Board of Huntsman Corporation and Huntsman Specialty Chemicals Corporation. Prior to joining Huntsman in 1994 he served as the President of Texaco Chemical Company since 1990, which was acquired by Huntsman Corporation. From 1989 to 1990, he was Chairman and Chief Executive Officer of Clark Oil Refining Corporation. In 1980, he joined Tenneco Oil Processing and Marketing as Executive Vice President and served as President of that company from 1982 to 1989. Dr. Cunningham serves as a director of Sherritt, Inc.

  Mr. Davis was President of Chevron Chemical from 1982 until his retirement in July 1989. Mr. Davis is a consultant and private investor. He serves on the Board of Directors of Sandaro Industries, Inc.

  Dr. Dockson retired on August 1, 1988 as Chairman of the Board and Chief Executive Officer of CalFed Inc. and Chairman of the Board of California Federal Bank where he held those positions from 1983 and 1977, respectively. He currently holds the position of Chairman Emeritus of California Federal Bank. Dr. Dockson is currently serving as Chairman of the Commission on the Future of the California Courts. He retired as Chairman of the Rose Hills Memorial Park Association in 1992, and retired from the Boards of

Directors of CalFed Inc. in 1989, of Computer Sciences Corporation in 1992, of International Lease Finance Corporation in 1990, of McKesson Corporation in 1989, and of Pacific Enterprises in 1990.

  Mr. Hammes is the President, Chief Executive Officer and Chairman of the Board of The Coleman Company, a manufacturer of recreational equipment. Prior to joining Coleman in October, 1993, he was Vice Chairman of the Black and Decker Corporation, a tool and appliance manufacturer, and President of the Power Tools and Home Improvement Group. Prior to joining Black and Decker in May 1990, Mr. Hammes had been Vice President of International Operations for Chrysler Corporation since 1986. Mr. Hammes also serves on the Board of Directors of Manville Corporation.

  Mr. John H. Hutchison retired as an employee on February 19, 1988, after having served as Vice President, Facilities and Equipment of the Company since 1976.

  Mr. Murray H. Hutchison retired as Chairman of the Board of Directors effective March 31, 1994 and as an employee of the Company effective May 31, 1994. He had been an officer and director of the Company or its predecessor since 1972. He served as Chairman and Chief Executive Officer from May 1975 until July 1992, when Mr. Sheh was elected President and Chief Executive Officer. Mr. Hutchison continued as Chairman of the Board until his retirement. Mr. Hutchison serves on the Board of Directors of The Olson Company, Sunrise Medical, Inc., and the Winston Tire Company.

  Mr. Martin has been President, Chief Executive Officer and a member of the Board of Directors of WestStar Bank in Tulsa, Oklahoma since 1984. He has also served as a member of the Boards of Directors of First Bank and Trust Company, Wagner, Oklahoma since 1974; of First Bank of Chandler, Chandler, Oklahoma since 1977; and of First National Bank, Burkburnett, Texas since 1983.

  Mr. McGill is currently a private investor. He served as Chairman of McGill Environmental Systems, Inc. from 1970 to 1987. Mr. McGill serves on the Board of Trustees of the University of Tulsa and on the Boards of Directors of three private corporations that are engaged in tax consulting, health care and pipeline construction.

  Mr. Sheh has been President and Chief Executive Officer of the Company since July 29, 1992. Prior to joining the Company, Mr. Sheh was President of The Ralph M. Parsons Company, an engineering construction firm, from 1989 and prior thereto had a broad range of management responsibilities since first joining Parsons in 1971. Mr. Sheh is also a director of Davidson & Associates, Inc.

  Mr. Vance was a director of McKinsey & Company from 1960 until he retired on December 31, 1989. He currently serves as Managing Director of Management Research, Inc., a management consulting firm. Mr. Vance also serves as a member of the Board of Directors of International Rectifier Corporation, The Olson Company, The Nichols Institute, The Hillhaven Corporation, ESCORP, University Restaurant Group, and FCG Enterprises. Inc.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

  During the period April 1, 1993 through March 31, 1994, the end of the Company's last fiscal year, the Company's Board of Directors held fourteen meetings. During such fiscal year, each director attended 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

  The Company's Audit Committee held eight meetings from April 1, 1993 through March 31, 1994. The Audit Committee makes recommendations to the Board of Directors concerning the selection of the Company's independent auditors and reviews with the independent auditors the scope and results of the annual audit. The members of the Audit Committee are set forth under "Election of Directors" above.

  The Company's Compensation Committee held seven meetings from April 1, 1993 through March 31, 1994. The Compensation Committee reviews salaries, bonuses and other aspects of executive compensation and administers the Company's 1991 Stock Incentive Plan, and, prior to its expiration during the last fiscal year, the Company's 1983 Stock Incentive Plan, each of which provides for the granting of stock incentive awards to employees and directors of the Company. The members of the Compensation Committee are set forth under "Election of Directors" above.

  The Company's Nominating Committee held one meeting from April 1, 1993 through March 31, 1994. The Nominating Committee presents to the Board of Directors nominees for election as directors of the Company. The nominees for election to the Board of Directors at the Annual Meeting named in this Proxy Statement were recommended to the Board of Directors by the Nominating Committee and selected by the Board of Directors subsequent to March 31, 1994. The members of the Nominating Committee are set forth under "Election of Directors" above.

COMPENSATION OF DIRECTORS

  Non-employee directors receive a retainer fee of $3,500 per quarter, $1,000 for each Board or committee meeting attended, $500 per day for travel on business days and reimbursement of air travel and other expenses incurred in connection with attending such Board meetings. Committee chairmen receive $1,500 for each committee meeting attended. Mr. Ralph Cunningham was elected on May 5, 1994 as Chairman of the Board, which was redefined to be a non-officer, non-employee position. In lieu of the non-employee director fees described above, Dr. Cunningham receives compensation at the rate of $150,000 per year. Dr. Cunningham will be a member or ex-officio member of all committees of the Board and is expected to spend significant time on Company matters.

  Non-employee directors also receive automatic grants of nonqualified stock options under the 1991 Stock Incentive Plan, and previously under the 1983 Stock Incentive Plan, to purchase 20,000 shares of Common Stock of the Company upon initial election as a director plus options to purchase an additional 10,000 shares of Common Stock at each subsequent annual meeting after having served at least six months. The options have an exercise price equal to the fair market value of the Company's stock at the time of grant; become exercisable in installments of 25% at the end of each year; have a five-year term; and terminate when the holder ceases to be a director unless due to death, disability or retirement. Former officers who become non-employee directors receive automatic grants of options to purchase 20,000 shares of Common Stock at the Annual Meeting following the time they become non-employee directors if the meeting occurs at least six months thereafter. If the meeting occurs less than six months thereafter, such options are received at the end of the next fiscal year. Thereafter such directors receive options to purchase an additional 10,000 shares of Common Stock at each subsequent annual meeting. Mr. Murray Hutchison will first be eligible to receive options to purchase 20,000 shares on March 31, 1995. All such grants are subject to the limitation that a non-employee director may not hold, at any time, nonqualified stock options to purchase a number of shares that, when added to all shares previously purchased by such director under the 1983 Plan or 1991 Plan, exceeds 50,000 shares.

  Additionally, such non-employee directors qualify for five years of retirement payments if on retirement (i) they have five years of Board service (in which case payments would begin at age 70) or (ii) they have ten years of Board service (in which case payments would begin at age 65, or upon retirement if the director is between 65 and 73 when he retires). Directors who have served continuously since December 4, 1984 are not subject to such requirements and have qualified for the retirement plan. To participate in the retirement plan, however, those directors who have served continuously since December 4, 1984 must retire at the conclusion of the annual meeting following the date they reach age 75 unless the Board otherwise provides. Dr. Dockson agreed during fiscal year 1993, at the request of the Board and pursuant to the foregoing provision in the retirement plan, to continue to serve as a Director beyond the annual meeting following the date he reached 75. Dr. Dockson will retire following the 1994 Annual Meeting. A recent amendment to the plan provided that a director with five years of service may begin to receive his five-year retirement benefit at age 70 rather than age 73. This amendment will apply to all the directors including Mr. Davis who will retire following the 1994 Annual Meeting and will begin receiving his retirement benefit at such time. In the event of an eligible director's death, the director's beneficiary will be entitled to receive a lump sum payment of the amount that would otherwise have been payable to the director, less any amounts previously paid under the plan. In the event of a director's disability or a Change of Control (as defined in the plan) pursuant to which a director elects not to remain on the Board, the service and age requirements are waived. Payment will be made in the normal manner upon disability or in a lump sum if a director elects not to remain on the Board in the event of a Change of Control. The annual retirement amount is equal to the retainer fee and the meeting and committee fees paid for a normal schedule of meetings during a fiscal year (or the actual schedule of meetings during the 12-month period prior to such director's retirement, if such schedule would result in higher retirement benefits), as determined in accordance with the Board's retirement plan. Additionally, former employees of the Company become eligible to participate in the Plan once they have completed five years of service as a non-employee director. Mr. Murray Hutchison will be eligible to obtain such benefits if he completes five years of service as a non-employee director in addition to the payments to be received under his retirement agreement. See "Certain Transactions."

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth the annual, long-term compensation and other compensation for services in all capacities to the Company for the fiscal years 1994, 1993 and 1992 of those persons who were, as of March 31, 1994 the Chief Executive Officer and the other four most highly compensated executive officers of the Company (the "Named Officers").

                                  ANNUAL COMPENSATION              LONG-TERM COMPENSATION
                              ------------------------------- ---------------------------------
                                                                      AWARDS          PAYOUTS
                                                              ---------------------- ----------
                                                      OTHER
                                                     ANNUAL   RESTRICTED SECURITIES
       NAME AND                                      COMPEN-    STOCK    UNDERLYING     LTIP       ALL OTHER
  PRINCIPAL POSITION     YEAR SALARY(1)    BONUS(2) SATION(3)   AWARDS   OPTIONS (#) PAYOUTS(4) COMPENSATIONS(5)
- - -----------------------  ---- ---------    -------- --------- ---------- ----------- ---------- ----------------
Murray H. Hutchison(6)   1994 $500,000     $     0  $      0       0        50,000      $ 0        $4,509,434
Chairman of the Board    1993  484,375           0         0       0        20,000        0             9,154
                         1992  500,000           0         0       0        54,000        0               --

Robert B. Sheh(6)        1994  450,000           0   175,449       0        50,000        0            93,679
President and            1993  291,130(6)        0         0       0       250,000        0                 0
Chief Executive Officer  1992      --          --          0     --            --       --                --

Anthony J. DeLuca        1994  268,667           0         0       0        22,000        0            32,834
Senior Vice President    1993  253,500           0         0       0        10,000        0             9,154
and Chief Financial      1992  260,000      52,000         0       0        12,000        0               --
Officer
James R. Mahoney(7)      1994  232,834           0     5,630       0        22,000        0            32,210
Senior Vice President,   1993  214,959           0         0       0         8,000        0            14,319
Corporate Development    1992  220,000           0         0       0             0        0               --

Eric Schwartz(8)         1994  245,834           0         0       0        22,000        0                 0
Senior Vice President,   1993  125,625(8)   25,000         0       0        50,000        0                 0
General Counsel and
Secretary                1992      --          --        --      --            --       --                --

- - --------
(1) Amounts reported for 1993 reflect a temporary management salary reduction for the period of November 1, 1992 through January 15, 1993. The salary reductions for Messrs. M. Hutchison and Sheh were 15%; for Messrs. DeLuca and Schwartz, 12%, and for Mr. Mahoney, 11%. Salaries were reduced for other members of management ranging from 6% to 11%.

(2) All amounts reported were paid in connection with the provisions of offers of employment made at the time each named individual was hired.
(3) The dollar value of perquisites and other personal benefits, if any, for each of the Named Officers, except Mr. Sheh, was less than the reporting thresholds established by the Securities and Exchange Commission. The amount shown for Mr. Sheh includes (i) $58,171 for a tax gross up on the relocation expenses reported under All Other Compensation, and (ii) $95,794 for club memberships; all in accordance with the terms of agreements between the Company and Mr. Sheh. Of the $95,794 reported for club memberships, $25,000 was a one-time non-refundable admission fee and $59,400 is a membership fee. In the event that Mr. Sheh's employment with the Company should terminate, the value of the membership shall revert to the Company. The amount shown for Mr. Mahoney is a tax gross up on the relocation expenses reported under All Other Compensation.
(4) The Company's Long Term Incentive Compensation Plan ("LTICP") was canceled effective as of May 5, 1994 and no additional awards will be granted thereunder. Participants in such program have relinquished all benefits accrued thereunder.
(5) In accordance with the rules of the Securities and Exchange Commission, amounts relating to fiscal year 1992, if any, are omitted. For 1993, the amounts shown for Messrs. M. Hutchison and DeLuca represent the Company's contributions to the Company's Retirement Plan, a defined contribution plan, for the account of each named individual. Plan participants are fully vested in the plan following six years of service. The 1993 amounts shown for Mr. Mahoney includes $4,319 for the Company's contribution to the Company's Retirement Plan and $10,000 for partial principal forgiveness on a relocation loan to purchase a residence. For 1994, the amount shown for Mr. Hutchison includes $4,500,000, which is the present value, based on actuarial calculations, as of May, 1994 of the retirement payments to be made to Mr. Hutchison pursuant to his retirement agreement (see "Certain Transactions -- Hutchison Retirement Agreement" below) and the remainder represents the Company's contributions to the Company's Retirement Plan. The amount shown for Mr. Sheh includes $83,679 in moving expenses in accordance with the terms of an agreement between the Company and Mr. Sheh and $10,000 for partial principal forgiveness on a relocation loan to purchase a residence. The amount shown for Mr. DeLuca includes $23,400 paid for accrued but unused vacation and $9,434 for the Company's contribution to the Company's Retirement Plan. The amount shown for Mr. Mahoney includes $13,091 in previously unreimbursed moving expenses in connection with his relocation to the Southern California area, $10,000 for partial principal forgiveness on a relocation loan to purchase a residence, and $9,119 for the Company's contribution to the Company's Retirement Plan.
(6) During fiscal year 1993, Mr. M. Hutchison served as Chairman of the Board of Directors and Chief Executive Officer from April 1, 1992 to July 28, 1992. Mr. Sheh joined the Company in the position of President and Chief Executive Officer on July 29, 1992. During fiscal year 1994, Mr. M. Hutchison served as Chairman of the Board. On March 31, 1994, Mr. M. Hutchison retired as Chairman of the Board and on May 31, 1994 he retired as an employee of the Company. Mr. M. Hutchison continues to serve as a director.
(7) 15,000 shares of restricted stock were awarded to Mr. Mahoney on January 14, 1991, with a fair market value of $7.75 per share, at a purchase price of $1.00 per share. These shares vest in 25% increments over four years. At the end of fiscal year 1994, 11,250 shares had vested and 3,750 shares had not vested, and using the fair market value at the end of the fiscal year less the purchase price, were valued at $7,500. Dividends are payable on the restricted stock on the same basis as the Company's Common Stock; however, no dividends were paid in fiscal years 1994, 1993 or 1992.
(8) Mr. Schwartz became Senior Vice President, General Counsel and Secretary of the Company on October 2, 1992. His reported salary for fiscal year 1993 covers only the period of October 2, 1992 to March 31, 1993.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

  The following table provides information related to grants of stock options pursuant to the Company's Stock Incentive Plans during the fiscal year ended March 31, 1994. No stock appreciation rights ("SARs") were granted during the last fiscal year.

                           NUMBER OF
                          SECURITIES   PERCENT OF TOTAL                            GRANT
                          UNDERLYING   OPTIONS GRANTED                              DATE
                            OPTION     TO EMPLOYEES IN  EXERCISE PRICE EXPIRATION PRESENT
          NAME           GRANTED(#)(1)   FISCAL YEAR    (PER SHARE)(2)    DATE    VALUE(3)
          ----           ------------- ---------------- -------------- ---------- --------
Murray H. Hutchison.....    50,000           5.0%           $5.75       6-03-03   $167,000
Robert B. Sheh..........    50,000           5.0             5.75       6-03-03    167,000
Anthony J. DeLuca.......    22,000           2.2             5.75       6-03-03     73,480
James R. Mahoney........    22,000           2.2             5.75       6-03-03     73,480
Eric Schwartz...........    22,000           2.2             5.75       6-03-03     73,480

- - --------
(1) All options granted in fiscal year 1994 vest in 25% increments over four years beginning one year from the date of grant. Full vesting occurs on the fourth anniversary date and expires ten years after grant. Options become 100% vested and are exercisable until the expiration date upon retirement from the Company.
(2) The exercise price on options granted is the fair market value of the Common Stock on the date of grant.
(3) When calculating the present value of options granted in 1993, the Company used the Black-Scholes option pricing model to obtain a calculated present value of $3.34 per share. The Company assumed a volatility of .386, a risk free interest rate of 6.6% and assumed that the shares would be exercised evenly throughout the four-year vesting schedule. In addition, the Company took a 3% discount for each year in the vesting period to account for the risk of forfeiture in the event that the executive terminates employment with the Company. The valuation is not intended to forecast possible future appreciation, if any, of the Common Stock. The real value of the option depends on the actual performance of the Company's Common Stock during the applicable period.

AGGREGATED OPTION EXERCISES DURING LAST FISCAL YEAR AND OPTION VALUES AT END OF LAST FISCAL YEAR

  The following table provides information with respect to the exercise of stock options during the fiscal year ended March 31, 1994 by the Named Officers, and with respect to unexercised "in-the-money" stock options outstanding as of March 31, 1994. In-the-money stock options are options for which the exercise price is less than the market price of the underlying stock at the end of the fiscal year. No executive officer or any other employee of the Company held or exercised any SARs at any time during fiscal 1994.

                                              NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                          SHARES           OPTIONS AT FISCAL YEAR END         IN-THE-MONEY OPTIONS
                         ACQUIRED                  (IN SHARES)                AT FISCAL YEAR-END(1)
                            ON     VALUE   ------------------------------   -------------------------
       NAME              EXERCISE REALIZED EXERCISABLE     UNEXERCISABLE    EXERCISABLE UNEXERCISABLE
       ----              -------- -------- -------------   --------------   ----------- -------------
Murray H. Hutchison(2).. 105,000  $196,875    117,810           97,000          $ 0          $ 0
Robert B. Sheh..........       0         0     62,500          237,500            0            0
Anthony J. DeLuca.......       0         0     54,750           54,250            0            0
James R. Mahoney........       0         0     41,250           43,750            0            0
Eric Schwartz...........       0         0     12,500           59,500            0            0

- - --------
(1) Represents the difference between the $3.00 closing market price of the Company's Common Stock at fiscal year-end, minus the exercise price of the options.
(2) Pursuant to terms of either the 1983 or 1991 Stock Incentive Plan, all of Mr. Hutchison's options became fully vested and exercisable upon his retirement as an employee effective May 31, 1994.

LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

  The following table provides information with respect to plans providing compensation intended to serve as incentive for performance to occur over a period greater than the current fiscal year. The Company's Long-Term Incentive Compensation Plan program was canceled effective as of May 5, 1994 and no additional awards will be granted thereunder. Participants in such program have relinquished all benefits accrued thereunder.

                           PERFORMANCE OR   ESTIMATED FUTURE PAYOUTS UNDER
                         OTHER PERIOD UNTIL    NON-STOCK BASED PLANS(1)
                           MATURATION OR    -------------------------------------
       NAME                   PAY-OUT        THRESHOLD     TARGET       MAXIMUM
       ----              ------------------  ---------    ----------   ----------
Murray H. Hutchison.....         (2)           $ 0         $ 0           $ 0
Robert B. Sheh..........         (2)             0           0             0
Anthony J. DeLuca.......         (2)             0           0             0
James R. Mahoney........         (2)             0           0             0
Eric Schwartz...........         (2)             0           0             0

- - --------
(1) Prior to its termination, award payouts under the Company's Long-Term Incentive Compensation Plan ("LTICP") were tied to the Company's achieving specified cumulative results over a rolling four-year period with respect to three performance factors: (i) return on equity, (ii) growth in revenue and (iii) growth in earnings per share. As specified quantitative benchmarks with respect to each of these three performance factors were achieved, "points" are awarded with respect thereto that determine the amount of compensation, if any, payable under the LTICP. Points needed to be earned with respect to at least two of the three performance factors in order for any payout to occur. Payouts were calculated as a percentage of salary, ranging from 6-12% of salary at the threshold, 50-60% at target and 100-130% at the maximum, and were based on the total number of points earned for each performance factor. Awards were to be made in cash, stock or a combination thereof.
(2) The first four-year period under the LTICP ended on March 31, 1994 for Messrs. M. Hutchison, DeLuca and Mahoney and would have ended on March 31, 1996 for Messrs. Sheh and Schwartz. The requirements for payouts to be made under the plan were not satisfied for the foregoing persons as of March 31, 1994 and the plan was canceled as of May 5, 1994 without payouts ever having been made.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors is composed of five non-employee directors. All of the members of the Compensation Committee are current or former executive officers or directors of corporations, or business units of corporations, listed on the New York Stock Exchange. No member of the Committee is a former or current officer or associate of the Company or its subsidiaries and there are no Compensation Committee interlocks. The Compensation Committee reviews management compensation levels and evaluates management performance and related matters. The Compensation Committee also administers the Company's various management incentive plans, including the 1983 and 1991 Stock Incentive Plans. This report relates to the fiscal year ended March 31, 1994.

  To assist the Compensation Committee in performing these functions, the Compensation Committee retains the services of nationally known independent consulting firms specializing in executive compensation issues. Since 1987, these services have been provided by Towers Perrin, which advises the Committee as to executive compensation and its relationship to achieving the Company's goals. In doing so, Towers Perrin prepares and reviews for the Committee survey and other materials reflecting compensation practices of other companies, including those in the environmental services industry, and considers other factors which Towers Perrin and the Committee deem relevant.

COMPENSATION PROGRAM OBJECTIVES

  The Compensation Committee has developed and implemented compensation strategies, plans and programs which are designed to attract, retain, and motivate key management and to align the financial interests of the Company's executive officers with those of stockholders. The Company's management compensation programs are designed to provide:

  . base salary levels that are competitive with engineering and environmental services companies;

  . competitive total annual cash compensation delivered through annual incentive compensation that varies in a consistent and predictable manner with the financial performance of the Company; and

  . long-term incentive compensation that focuses management efforts on building stockholder value through attainment of longer-term financial and strategic goals.

  A substantial portion of an executive officer's compensation is "at risk" with annual and long-term incentives, at target levels, intended to contribute from about 40% to 60% of total compensation. In designing and administering its management compensation program, the Company attempts to achieve an appropriate balance among the various elements of compensation, each of which is discussed in greater detail below.

BASE SALARY

  As a guideline, base salary for the Company is targeted at the sixtieth percentile level of comparable engineering and environmental service and other companies with similar revenues or numbers of employees in order to attract and retain key talent in this highly competitive industry. In doing so, the Company, with the assistance of compensation consulting firms, reviews compensation survey data from (i) large engineering companies from which it recruits and with which it competes for human resources; (ii) environmental services companies with which it competes, including some that are and are not in the peer group index in the Five-Year Stock Price Performance Graph included in this Proxy Statement; and (iii) other companies in general industry with similar revenues or numbers of employees. The Company's salary plan for executive officers is approved, on an annual basis, by the Committee and considers individual performance, the Company's overall financial performance and competitive practice. Annual performance reviews and formal merit increase guidelines determine individual salary increases.

  The Committee completed a review of officer base pay levels in fiscal year 1994. Three of the Named Officers received salary equity adjustments and/or salary merit increases for fiscal year 1994, including Mr. Schwartz, Mr. Mahoney and Mr. DeLuca. In each case, these are the first increases for these officers since commencing employment with the Company. Base pay for all officers increased by 3.7% with 11 of 15 officers receiving base pay increases.

THE INCENTIVE COMPENSATION PLAN

  The Incentive Compensation "Bonus" Plan is designed to reward executive officers and other key employees, on an annual basis, for their contributions to corporate and business unit/division objectives, and individual performance. For fiscal year 1994, each eligible employee's award is expressed as a percentage of the individual's base salary for such fiscal year. Incentive bonus targets varied, in fiscal year 1994, from 10% of salary for certain key employees to 50% of base salary for the chief executive officer at target levels. The incentive bonus targets equate to the Company's annual budget objectives as approved by the Board of Directors. If the Company's performance exceeds budget, the maximum bonus payable to participants would range from 15% for certain key employees to 75% for the chief executive officer. This compensation structure is based on the Committee's policy that increasing amounts of compensation should be "at risk" for those employees with greater influence on stockholder value. Company objectives are measured by performance criteria that relate to both individual and Company performance. The Committee believes that these performance measures have a high degree of correlation with the Company's share price over time. Company objectives are expressed in specific financial targets that are established as part of the annual budgeting process which includes a review of performance of a comparable group of environmental service companies. An incentive compensation fund is generated as a percentage of pre-tax, pre-bonus income. The distribution of incentive awards from the incentive fund is determined, at the Committee's discretion, according to an assessment of company, business unit/division, and individual performance in relation to pre-established objectives. No performance-based bonuses were paid to the Named Officers in fiscal year 1994.

  The Company may grant individual performance awards from time to time which are not connected to the formal Incentive Compensation Plan. As agreed to at the time of his employment in October 1993, Mr. Schwartz was paid a one-time bonus of $25,000 in fiscal year 1993. In addition, one officer outside the Named Officer group was given a bonus for outstanding individual performance during the year which was paid in April 1994.

TOTAL ANNUAL CASH COMPENSATION (BASE SALARY PLUS BONUS)

  As a guideline, total annual cash compensation is set at the sixtieth percentile of comparable engineering and environmental service and other companies when annual objectives and targets are achieved. Upper quartile cash compensation can only be attained if business results significantly exceed Company objectives.

LONG TERM INCENTIVE COMPENSATION PROGRAM

  The Company's long term incentive program is comprised of the 1991 Stock Incentive Plan (the "Stock Plan"). The Company's 1983 Stock Incentive Plan (together with the Stock Plan, the "Stock Plans") expired during fiscal year 1994. Also during fiscal year 1994, the Company discontinued the 1991 Long Term Incentive Compensation Plan (the "LTICP") because the program no longer fit the operating requirements of the Company. All prior and future awards under the LTICP were canceled in connection with the discontinuation of the LTICP in May 1994. The Company made no grants of restricted stock in fiscal year 1994.

STOCK PLANS

  The Stock Plan authorizes, and in the case of the 1983 Plan, authorized, the granting of various stock-based incentive awards to officers and key employees of the Company and its subsidiaries. During each year, the Compensation Committee considers the desirability of granting stock-based awards to officers and other key employees under the Stock Plan. In determining the grant of awards to officers and other key employees, the Committee considers, among other factors, the ability of the individual to influence shareholder value, personal performance and prior option grants. The Stock Plan provides the Committee with the flexibility to provide longer-term incentive awards in a variety of forms to align further the long-term interests of the Company's management with its stockholders.

  The Committee granted options under the Stock Plans in fiscal year 1994. Each of the officers, including the Named Officers, received a grant. The Company's target for long-term compensation for officers, including the Named Officers, for fiscal year 1994 ranged from 50% to 100% of base salary. The grants for all the officers, including the Named Officers, were below their fiscal year 1994 target levels for long-term incentive compensation.

TOTAL DIRECT COMPENSATION (TOTAL ANNUAL CASH COMPENSATION PLUS THE ANNUALIZED VALUE OF LONG-TERM INCENTIVES)

  As a guideline, total direct compensation, through incentive awards to executive officers under the Stock Plans, is set between the fiftieth percentile and the upper quartile of comparable engineering and environmental service and other companies, when the Company's long term goals to increase shareholder value are achieved or exceeded.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

  As of January 1, 1994, the Internal Revenue Code of 1986 was amended to eliminate the deductibility of certain compensation in excess of $1 million. Compensation awarded under a "performance-based" compensation program which has been approved by shareholders is exempted from the deduction limitation. As at many other companies, the Compensation Committee is waiting to develop a formal policy regarding Section 162(m) until the IRS has issued its final guidelines on this new requirement.

CHANGES IN GROUP OF NAMED OFFICERS

  Murray H. Hutchison retired as Chairman of the Board of Directors and as an officer of the Company effective March 31, 1994, and as an employee effective May 31, 1994. Mr. Hutchison remains a non-employee director of the Company. See "Certain Transactions--Hutchinson Retirement Agreement."

  On November 15, 1993, Mr. Larry Hart joined the Company as its Senior Vice President and Chief Operating Officer at an initial annual cash salary of $300,000 per year. As part of his employment arrangement with the Company, he was guaranteed a cash bonus of $100,000 for each of fiscal years 1994 and 1995.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

  Based on the Company's performance, Mr. Sheh's annual salary for fiscal year 1994 did not increase and remained at $450,000. The Committee was assisted in establishing his salary for fiscal year 1994 by executive level competitive compensation information provided by Towers Perrin. Mr. Sheh's salary is in the upper quartile range of salaries paid by engineering and environmental services companies.

  Mr. Sheh was also granted 50,000 stock options in June 1993 under the Stock Plan. This grant is less than the targeted level of long-term incentive compensation for Mr. Sheh for fiscal year 1994. These options vest in 25% increments over a four-year period at a price of $5.75 per share, which was the closing price of the stock on the date of grant. The stock options were granted to provide Mr. Sheh with a significant incentive to remain with the Company in the future and to link his total compensation opportunity to shareholder interests.

  The Company's Incentive Compensation Plan for fiscal year 1994 provided Mr. Sheh with the opportunity for an annual "bonus" award ranging from 0% to 75% of his salary depending upon Company performance against previously established income goals. Because the Company did not achieve the minimum required income for the year, Mr. Sheh did not receive a "bonus" award.

                           THE COMPENSATION COMMITTEE

                        Michael N. Hammes, Chairman
                        Ralph S. Cunningham
                        Robert W. Davis
                        Robert R. Dockson
                        Jack O. Vance

                         STOCK PRICE PERFORMANCE GRAPH

  The following graph sets forth the Company's cumulative total shareholder return on its Common Stock as compared to the S&P 500 Index and the Smith Barney Hazardous Waste Index. The graph covers the period from March 31, 1989 through March 31, 1994.

                  COMPARISON OF 5-YEAR CUMULATIVE TOTAL RETURN

             INTERNATIONAL TECHNOLOGY CORPORATION, S&P 500 INDEX,
                    SMITH BARNEY HAZARDOUS WASTE INDEX (1)

                        PERFORMANCE GRAPH APPEARS HERE

                             INTERNATIONAL                       SMITH BARNEY
MEASUREMENT PERIOD            TECHNOLOGY           S&P             HAZARDOUS
(FISCAL YEAR COVERED)        CORPORATION        500 INDEX        WASTE INDEX
- - ---------------------        -------------      ---------        ------------
Measurement Pt-3/31/1989      $100              $100             $100
FYE 3/31/1990                 $112              $119             $126
FYE 3/31/1991                 $174              $136             $147
FYE 3/31/1992                 $100              $152             $127
FYE 3/31/1993                 $ 94              $175             $107
FYE 3/31/1994                 $ 48              $177             $ 73

(1) Assumes $100 invested on March 31, 1989 in the Company's Common Stock, the S&P 500 Index, and the Smith Barney Hazardous Waste Index, and assumes the reinvestment of all dividends.

  THIS GRAPH REPRESENTS HISTORICAL STOCK PRICE PERFORMANCE AND IS NOT NECESSARILY INDICATIVE OF ANY FUTURE STOCK PRICE PERFORMANCE.

  THE FOREGOING REPORT OF THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934 OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                              CERTAIN TRANSACTIONS

  Executive Agreements. In connection with his employment as Chief Executive Officer, Mr. Sheh and the Company entered into an agreement dated July 15, 1992. The agreement is intended to specify a minimum level of base pay and annual stock option grants for Mr. Sheh, as well as to address certain other matters. Pursuant to the agreement, Mr. Sheh's annual base salary is $450,000 subject to merit increases and the agreement provides the opportunity to participate in the Company's Incentive Compensation "Bonus" Plan which currently provides for a bonus of up to 75% of base salary. The agreement provides that Mr. Sheh will receive stock options covering 250,000 shares of Common Stock upon joining the Company and will receive stock options covering 30,000 shares of Common Stock on each of the first, second and third anniversaries of his employment. The agreement also provides for certain insurance and other benefits. In the event Mr. Sheh were terminated within his first three years of employment for other than "cause," under the agreement he is entitled to receive no less than the equivalent of two years of base salary and short- and long-term bonuses and all stock options will become immediately vested. After three years, Mr. Sheh is entitled to one year of base salary and bonuses upon termination for other than "cause."

  In connection with his employment as Senior Vice President and Chief Operating Officer, Mr. Hart and the Company entered into an agreement dated November 4, 1993. The agreement is intended to specify a minimum level of base pay and annual stock option grants for Mr. Hart, as well as to address certain other matters. Pursuant to the agreement, Mr. Hart's annual base salary is $300,000 subject to merit increases and the opportunity to participate in the Company's Incentive Compensation "Bonus" Plan with a target bonus of 50%, with a guarantee of a minimum cash bonus of $100,000 for each of fiscal years 1994 and 1995. The agreement provides that Mr. Hart will receive stock options covering 180,000 shares of Common Stock upon joining the Company and will receive stock options covering 30,000 shares of Common Stock on each of the first, second and third anniversaries of his employment. The agreement also provides for certain insurance and other benefits. Additionally, the agreement provides for the reimbursement of certain household moving expenses and a relocation loan (described below). In the event Mr. Hart were terminated within his first three years of employment for other than "cause," under the agreement he is entitled to receive no less than the equivalent of one year of base salary and short- and long-term bonuses and all stock options will become immediately vested.

  Smith Agreements. Mr. E. Brian Smith resigned as President and Chief Operating Officer of the Company effective as of July 28, 1992. The Company and Mr. Smith resolved certain matters arising out of his employment with the Company through third-party mediation. Pursuant to the terms of agreements reached with Mr. Smith (the "Smith Agreements") which were effective as of November 5, 1993, Mr. Smith remained an employee of the Company through December 31, 1993. Pursuant to such agreements, the Company (i) has paid and will continue to pay Mr. Smith, until October 15, 1994, approximately $29,000 per month ($350,000 per year), (ii) paid Mr. Smith a lump sum of $150,000,
(iii) forgave the remaining portion ($150,000) of a relocation loan and (iv) transferred to Mr. Smith membership in a country club valued at approximately $100,000 in lieu of his receipt of an equivalent amount of compensation to which he was otherwise entitled pursuant to the Smith Agreements. In addition, pursuant to such agreements, he received until the termination of his employment in December 1993 certain additional benefits including insurance benefits, participation in the Company's 401(k) plan, reimbursement of certain expenses up to $25,000 and office and secretarial support. In addition, the Smith Agreements provide that options to purchase a total of 103,930 shares of Common Stock that had been previously granted to Mr. Smith will become fully vested, provided however, that the performance criteria of the options granted in May 1992 must still be met as a condition of the exercise of such options.

  Hutchison Retirement Agreement. Mr. Murray Hutchison, who spent over 30 years with the Company in various employment capacities including Chairman of the Board of Directors and Chief Executive Officer, retired from his officer positions with the Company and its subsidiaries as of March 31, 1994 and retired as an employee as of May 31, 1994, continuing to serve on the Board of Directors. Pursuant to a retirement agreement between Mr. Hutchison and the Company approved and entered into March 3, 1994, and effective May 31, 1994, the Company agreed to pay Mr. Hutchison $25,000 per month for the remainder of his life or ten years, whichever is longer. In addition, the Company agreed to provide Mr. Hutchison and his wife medical benefits no less favorable than those provided as of April 1, 1994, with reduction for Medicare at age 65. The Company also agreed to provide Mr. Hutchison life insurance in the amount of $1,000,000; a monthly car allowance; an office together with secretarial support services until age 65 and tax and financial planning services. These benefits are in addition to Mr. Hutchison's pre-existing rights under the Company's stock incentive plans (See "Executive Compensation") and a qualified retirement plan previously maintained by the Company. Mr. Hutchison will not be eligible to participate in the retirement plan for directors unless he completes five years of service as a non-employee director. The Hutchison agreement was approved by the Board of Directors, following approval by the Compensation Committee and advice of an independent compensation consulting firm.

  Under generally accepted accounting principles the Company recorded a charge to earnings of $4.5 million ($3 million, net of tax benefit) for the last quarter of fiscal 1994, representing the net present value of the benefits provided in the agreement.

  As the result of concerns expressed by shareholders, in June 1994 the Board of Directors formed a special committee comprised of four non-employee directors to review the Hutchison agreement. The special committee engaged independent legal counsel and a new independent compensation consulting firm to assist it in the review process. Following its review of the Hutchison agreement, the special committee recommended that the Hutchison agreement be modified in various respects in order to reduce the cost to the Company. As of the date hereof, no agreement has been reached concerning such proposed modifications.

  Severance Benefit Agreements. In addition to the executive agreements with Messrs. Sheh and Hart, the Company currently maintains change in control severance benefit agreements (the "Severance Agreements") with certain executive officers. The Severance Agreements generally have a two-year term. The persons with whom the Company has entered into Severance Agreements are Robert B. Sheh, Anthony J. DeLuca, James R. Mahoney, Eric Schwartz and Larry M. Hart expiring on July 29, 1994, April 2, 1996, January 14, 1995, October 1, 1994, and November 15, 1995, respectively.

  The Severance Agreements provide for the payment of lump sum cash compensation equal to 2.99 times the executive officer's annual base salary and the highest aggregate cash bonus paid to the executive officer in the preceding three fiscal years (subject to reduction in certain circumstances) upon the occurrence of certain events. The Company is obligated to pay such compensation to the executive officer if a change in control of the Company as defined in the Severance Agreements occurs and the officer's employment subsequently is terminated by the Company or by the officer for specified reasons. The Severance Agreements also provide that the Company will arrange in such event to provide the officer for two years with disability, life, accident and health insurance substantially similar to those insurance benefits being received by the officer at the time of the termination of employment. The Severance Agreements generally have a two-year term if no change in control of the Company occurs. If there is a change in control of the Company, the Severance Agreements remain in effect for three years from the date of the change in control if it has not been approved by the Board of Directors and for one year if the change in control has been approved by the Board of Directors. If the Severance Agreements had been triggered as of June 1, 1994, the lump sum cash compensation payable to Messrs. Sheh, DeLuca, Mahoney and Schwartz and Hart would have been $1,345,500, $808,496, $777,400, $822,250, and $1,196,000, respectively.

 The purpose of the Severance Agreements is to continue to attract and retain well-qualified executives and key personnel who are an integral part of the management of the Company and whose performance is considered critical to the future success of the Company. To this end, the Severance Agreements are intended to protect the continued employment of such executives and key personnel which would be at risk in the event of a change in control and to provide an incentive to such executives and key personnel to remain in the employ of the Company, notwithstanding the uncertainty in job security caused by an actual or threatened change in control.

  Relocation and Other Loans. In certain circumstances, the Company may grant interest-free loans to executive officers, officers and certain other employees principally for real estate purchases in connection with company-initiated transfers to a new location. Although the terms and conditions of such loans vary in individual circumstances, all loans are approved by the Compensation Committee, typically have ten-year terms, are secured by the principal residence of the individual, and provide for repayment of principal either through forgiveness based upon continuing service or application of bonuses under the Company's Bonus Plan. Generally, such loans become due and payable upon the sale of the underlying principal residence or after the termination of the individual's employment from the Company.

  On March 27, 1991, Mr. James R. Mahoney, Senior Vice President, entered into a relocation loan arrangement with the Company which had an original principal amount of $200,000, was secured by a deed of trust on his principal residence and will remain interest-free so long as Mr. Mahoney remains an employee. Beginning December 31, 1991 and on each December 31st thereafter until December 31, 2000 (the date when the loan is due and payable), 5% of the original principal amount (to a maximum of 50% of the original principal amount) was scheduled to be forgiven by the Company, provided Mr. Mahoney remains employed by the Company. Additionally, Mr. Mahoney agreed to repay the remaining 50% of the original principal amount in installments related to the issuance of awards under the Company's Bonus Plan. Since no bonuses were awarded or paid under the Company's Bonus Plan since the inception of this relocation loan, Mr. Mahoney has not been required to make any installment payments to the Company. During the fiscal year ended March 31, 1994, the maximum amount owed by Mr. Mahoney to the Company under this loan was $180,000, as of May 31, 1994, the amount outstanding was $170,000.

  On May 21, 1993, Mr. Robert B. Sheh, President and Chief Executive Officer and a director of the Company, entered into a relocation loan arrangement with the Company which had an original principal amount of $200,000, was secured by a deed of trust on his principal residence and will remain interest-free so long as Mr. Sheh remains an employee. Beginning December 31, 1993 and on each December 31st thereafter until December 31, 2002 (the date when the loan is due and payable), 5% of the original principal amount (to a maximum of 50% of the original principal amount) was scheduled to be forgiven by the Company, provided Mr. Sheh remains employed by the Company. Additionally, Mr. Sheh agreed to repay the remaining 50% of the original principal amount in installments related to the issuance of awards under the Company's Bonus Plan. During the fiscal year ended March 31, 1994, the maximum amount owed by Mr. Sheh to the Company under this loan was $200,000; as of May 31, 1994, the amount outstanding was $190,000.

  On June 14, 1994, Mr. Larry M. Hart, Senior Vice President and Chief Operating Officer of the Company, entered into a relocation loan arrangement with the Company which had an original principal amount of $200,000 and was secured by a deed of trust on his principal residence and will remain interest free so long as Mr. Hart remains an employee. Beginning December 31, 1994 and on each December 31st thereafter until December 31, 2003 (the date when the loan is due and payable), 5% of the original principal amount (to a maximum of 50% of the original principal amount) was scheduled to be forgiven by the Company, provided Mr. Hart remains employed by the Company. Additionally, Mr. Hart agreed to repay the remaining 50% of the original principal amount in installments related to the issuance of awards under the Company's Bonus Plan. As of June 30, 1994, the amount outstanding was $200,000.

  On June 20, 1989, Mr. Jon S. Holmgren, then Vice President and an executive officer of the Company, entered into a relocation loan arrangement with the Company which had an original principal amount of $100,000 and was secured by a deed of trust on his principal residence. Beginning December 31, 1989 and on each December 31st thereafter, 10% of the original principal amount was scheduled to be forgiven by the

Company, provided Mr. Holmgren remained employed by the Company. In this manner, the note was scheduled to be paid in full by December 31, 1998. During the fiscal year ended March 31, 1994, the maximum amount owed by Mr. Holmgren to the Company under this loan was $60,000, which was fully repaid promptly after his resignation.

  McGill Consulting Contract. The Company entered into a Consulting Agreement with Gene McGill & Associates ("Consultant") as of September 17, 1992 pursuant to which the Company retained the consulting services of Consultant, a corporation wholly owned by Mr. Gene McGill, a brother of James McGill, a member of the Board of Directors. Pursuant to the Consulting Agreement, Consultant receives an advance of $26,000 per calendar quarter against which the hourly compensation due Consultant for time charged is offset. The amount of compensation paid to Consultant amounted to approximately $136,000 in fiscal year 1994. The Consultant provides technical services to one of the Company's business units.

  Other. On July 15, 1993, the Company sold certain real property the Company owned in British Columbia, Canada to Mr. M. Hutchison for $315,777 in cash. The sale price was based on fair market value as determined by independent appraisal, net of certain improvements made by Mr. M. Hutchison.

  Change of Control Provisions in Corning Joint Venture Agreements. In connection with the formation of a joint venture corporation with an affiliate of Corning Incorporated ("Corning") the Company has issued to Corning 333,000 shares of the Company's Common Stock and a warrant to purchase 2,000,000 additional shares of the Company's Common Stock, pursuant to a Securities Acquisition Agreement dated May 2, 1994 (the "Agreement"). The Agreement provides, among other things, that for a period of five years or until Corning disposes of the Common Stock of the Company it acquires through this transaction, Corning and its affiliates will not seek to acquire more than six percent (6%) of the Company's Common Stock, participate in a group seeking to acquire the Company, engage in a proxy contest with respect to the Company, or otherwise seek to control the management, directors, or affairs of the Company. The Agreement also provides generally that Corning and its affiliates may not sell their Common Stock in the Company to persons holding more than 1% of the Company's Common Stock, or 5% in the case of an institutional investor whose identity the Company has approved in advance and, under certain circumstances, for a right of first refusal in favor of the Company in the event Corning desires to sell its Company Common Stock within five years. The Agreement also provides Corning with certain rights to cause the Company to register the Common Stock it acquires in this transaction, pursuant to customary terms and conditions, including indemnification of Corning under certain circumstances.

  Indemnification. The General Corporation Law of the State of Delaware, the state of incorporation of the Company, and the Bylaws of the Company provide for indemnification of directors and officers. Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation for reasonable expenses, including attorneys' fees, if, in cases other than actions brought by or in the right of the corporation, he or she has acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation (and in the case of a criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful). Section 145 provides that no indemnification for any claim or matter may be made, in the case of an action brought by or in the right of the corporation, if the person has been adjudged to be liable, unless the Court of Chancery or other court determines that indemnity is fair and reasonable despite the adjudication of liability. Indemnification is mandatory in the case of a director, officer, employee or agent who has been successful on the merits, or otherwise, in defense of a suit against him or her. The determination of whether a director, officer, employee or agent should be indemnified must be made by a majority of disinterested directors, independent legal counsel or the stockholders.

  Directors and officers of the Company are covered under policies of directors' and officers' liability insurance. The directors and all officers serving the Company as Senior Vice President or in a higher position are parties to Indemnity Agreements (the "Indemnity Agreements"). The Indemnity Agreements provide indemnification for the directors and covered officers in the event the directors' and officers' liability insurance does not cover a particular claim for indemnification or if such a claim or claims exceed the limits of such coverage. The Indemnity Agreements are generally intended to provide indemnification for any amounts a director or covered officer is legally obligated to pay because of claims arising out of the director's or officer's service to the Company.

  Additionally, in 1987 the Company's Certificate of Incorporation was amended with the approval of stockholders to provide that its directors are not to be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by law. This provision is intended to allow the Company's directors the benefit of the Delaware General Corporation Law which provides that directors of Delaware corporations may be relieved of monetary liabilities for breach of their fiduciary duty of care, except under certain circumstances including breach of the director's duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law or any transaction from which the director derived an improper personal benefit.

  Compliance with Securities Reporting Requirements. Section 16(a) of the Securities Exchange Act of 1934 (the "Act") requires directors, certain officers of the Company and persons holding more than 10% of the Company's Common Stock to file reports concerning their ownership of Common Stock by dates established under the Act and also requires that the Company disclose in this Proxy Statement any non-compliance with those requirements during fiscal years 1993 and 1994. Based solely upon a review of reports delivered to the Company, all Section 16(a) filing requirements were satisfied, except that Mr. Hammes filed one late report with respect to a purchase of 2,000 Depositary Shares.

                              INDEPENDENT AUDITORS

  Ernst & Young was the Company's independent auditors for the year ended March 31, 1994 and has been selected as the auditors for the current fiscal year, as recommended by the Audit Committee. A representative of that firm is expected to be at the Annual Meeting and will have an opportunity to make a statement, if desired. The representative will also be available to respond to appropriate questions from stockholders.

                             STOCKHOLDER PROPOSALS

  Any eligible stockholder (as defined below) of the Company wishing to have a proposal considered for inclusion in the Company's 1995 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before April 7, 1995. The Board of Directors of the Company will review any proposals from eligible stockholders which it receives by that date and, with advice of counsel, will determine whether any such proposal will be included in its 1995 proxy solicitation materials under applicable SEC proxy rules. An eligible stockholder is one who is the record or beneficial owner of at least 1% or $1,000 in market value of securities entitled to be voted at that annual meeting and has held such securities for at least one year and who shall continue to own such securities through the date on which the annual meeting is held.

                                 ANNUAL REPORT

  The Company's 1994 Annual Report to Stockholders is being mailed to stockholders together with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not part of the proxy soliciting material.

                            FORM 10-K ANNUAL REPORT

  The Company will provide to any stockholder, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended March 31, 1994, including financial statements, filed with the Securities and Exchange Commission, upon the request of any such stockholder. Requests should be directed to International Technology Corporation, Attention: Investor Relations Department, 23456 Hawthorne Boulevard, Torrance, California 90505.

                           GENERAL AND OTHER MATTERS

  The Company will bear the cost of this solicitation of proxies, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners. The Company has engaged Corporate Investor Communications, Inc. ("CIC") to assist in the solicitation of proxies, for which CIC will be paid a fee not to exceed $7,500 plus out-of-pocket expenses. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by CIC, as well as by directors, officers or employees of the Company, who will receive no additional compensation for such services.

  As of the date of this Proxy Statement, there are no other matters to be brought before the Annual Meeting. Pursuant to the Company's Bylaws, in order to present business at the Annual Meeting other than that proposed by the Board, a stockholder must give written notice to the Secretary of the Company not later than sixty days in advance of the Annual Meeting or, if later, the fifteenth day following the first public disclosure of the date of the Annual Meeting. Any such notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting; (ii) the name and address, as they appear on the Company's books, of the stockholder proposing such business; (iii) the class, series and number of shares of the Company that are beneficially owned by the stockholder; and (iv) any material interest of the stockholder in such business. In addition, a stockholder making any such proposal must promptly provide any information reasonably requested by the Company. Should any other matters come before the Annual Meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

                                          By Order of the Board of Directors,

                                          ERIC SCHWARTZ
                                          Secretary

August 5, 1994
Torrance, California

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